Filed pursuant to Rule 424(b)(5)
Registration No. 333-253587

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 15, 2021)

U.S. $650,000,000

Republic of Colombia

8.000% Global Bonds due 2035

The bonds will mature on November 14, 2035. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds each May 14 and November 14, commencing on May 14, 2024. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness. The bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,250,000,000 aggregate principal amount of Colombia’s 8.000% Global Bonds due 2035 that were previously issued on November 14, 2023 and will be fully fungible with the outstanding bonds. The total aggregate amount of the previously issued bonds and the bonds now being issued will be U.S.$1,900,000,000.

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and, with the outstanding U.S. $1,250,000,000 aggregate principal amount of Colombia’s 8.000% Global Bonds due 2035 that were previously issued on November 14, 2023, constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-9 to read about certain risks you should consider before investing in the bonds.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond	Total
Public offering price(1)	103.386%	U.S. $	672,009,000
Underwriting discount	0.200%	U.S. $	1,300,000
Proceeds, before expenses, to Colombia	103.186%	U.S. $	670,709,000

(1)

Purchasers will also be required to pay accrued interest totaling U.S.$20,800,000 or U.S. $32.00 per U.S. $1,000 principal amount of the bonds, from November 14, 2023, to but not including April 8, 2024, the date Colombia expects to deliver the bonds offered by this prospectus supplement, and additional interest to the date of delivery, if later.

Delivery of the bonds is expected to be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream and Euroclear, on or about April 8, 2024.

Joint Book-Running Managers

Deutsche Bank Securities	Santander

The date of this prospectus supplement is April 3, 2024.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Directive 2016/97/EU, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement is only being distributed to and is only directed at: (i) persons who are outside the UK; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth entities, or other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional de Estadística (National Administrative Department of Statistics, or “DANE”) based on the latest available population statistics, Colombia’s population was 52.2 million in 2023. The latest available population statistics also estimated 7.9 million people live in Bogotá, the capital of Colombia. Furthermore, in 2023, Medellín and Cali, the second and third largest cities, are estimated to have populations of approximately 2.6 million and 2.3 million, respectively. Of the total population, 76.1% live in populated municipal centers and 23.9% in dispersed rural areas.

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the most recent presidential elections that took place on May 29, 2022, Gustavo Petro of Pacto Histórico won the first ballot with 40.32% of the vote, while Rodolfo Hernández of Liga de Gobernantes Anticorrupción came in second with 28.15% of the vote. On June 19, 2022, Mr. Petro won the second ballot and was elected President of the Republic of Colombia with 50.44% of the vote. President Petro took his oath and assumed the office of the President on August 7, 2022. The next presidential election is scheduled for May 2026.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to ensure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme

Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters.

The most recent Congressional elections occurred on March 13, 2022, and the new Congress will serve for a period of four years, from July 20, 2022. The following table shows the composition of Congress by political party.

Congressional Members by Party

Party	Number of elected officials
Senate
Pacto Histórico	16
Partido Conservador Colombiano	16
Partido Liberal Colombiano	15
Coalición Alianza Verde y Centro Esperanza	14
Partido Centro Democrático	14
Partido Cambio Radical	11
Partido de la Unión por la Gente (Partido de la U)	10
Coalición Mira – Colombia Justa Libres	4
Movimiento Alternativo Indígena y Social (MAIS)	1
Movimiento Autoridades Indígenas de Colombia “AICO”	1
Total	102
Chamber of Representatives
Partido Liberal Colombiano	32
Pacto Histórico	27
Partido Conservador Colombiano	25
Partido Centro Democrático	16
Partido Cambio Radical	16
Partido de la Unión por la Gente “Partido de la U”	15
Partido Alianza Verde	11
Liga de Gobernantes Anticorrupción	2
Alternativos	2
Coalición Mira – Colombia Justa Libres	1
Partido Nuevo Liberalismo	1
Coalición Centro Esperanza	1
Coalición Partidos Cambio Radical – Colombia Justa Libres—Mira	1

Coalición Centro Esperanza	1
Coalición Partido Conservador Colombiano y Partido de la “U”	1
Coalición Partido Conservador Colombiano y Partido Centro Democrático	1
Pacto Histórico Alianza Verde	1
Coalición Partido Cambio Radical y Partido Político Mira	1
Coalición Partido Liberal Colombiano – Colombia Justa Libres	1
Fuerza Ciudadana la Fuerza del Cambio Magdalena	1
Partido Colombia Renaciente	1
Gente en Movimiento	1
Pacto Histórico y Verdes	1
Coalición Juntos por Caldas	1
Coalición Partido de la U y Partido Colombia Justa Libres	1
Movimiento Alternativo Indígena y Social “MAIS”	1
Palenque de la Vereda las Trescientas y del Municipio de Galapa	1
Fernando Ríos Hidalgo	1
Total	165

Source: Registraduría Nacional del Estado Civil (National Civil Registry)

As a result of the peace agreements signed with the FARC party (Partido Político Comunes) and the related political reform approved in 2015, (i) the Partido Político Comunes was awarded five seats in the Senate and five seats in the Chamber of Representatives regardless of the vote obtained, and (ii) an additional seat was added in the Senate for the candidate who obtained the second highest vote in the presidential elections and an additional seat in the Chamber of Representatives was added for the losing vice presidential candidate. Additionally, through Legislative Act No. 2, dated August 25, 2021, 16 seats in the Chamber of Representatives were temporarily designated for candidates from the Special Constituencies for Peace (Circunscripciones para la Paz) for the 2022-2026 and 2026-2030 legislatures to represent victims of the armed conflict. For this reason, the Partido Político Comunes and Circunscripciones para la Paz seats have not been included in the table above. The final two seats are awarded to the losing president and vice presidential candidates.

Selected Colombian Economic Indicators

	2019			2020		2021		2022	2023
Domestic Economy
Real GDP Growth (percent)(1)		3.2%		(7.2)%		10.8%		7.3%	0.6%
Private Consumption Growth (percent)(1)		4.1		(5.0)		14.7		10.7	1.1
Public Consumption Growth (percent)(1)		5.3		(0.8)		9.8		0.8	0.9
Consumer Price Index(2)		3.8		1.6		5.6		13.1	9.3
Producer Price Index(2)		6.1		(0.9)		26.5		21.8	(5.4)
Interest Rate (percent)(3)		4.3		2.8		2.3		8.1	13.2
Unemployment Rate (percent)(4)		9.9		13.9		11.1		10.3	10.0

Balance of Payments(5)	(millions of U.S. dollars)
Exports of Goods		40,656		32,309		42,736		59,474	52,506
Imports of Goods		50,518		41,179		56,719		71,652	59,373
Current Account Balance		(14,809)		(9,267)		(17,956)		(21,367)	(9,715)
Net Direct Investment		13,989		7,459		9,561		17,183	17,446
Net International Reserves		53,167		59,031		58,579		57,269	59,608
Months of Coverage of Imports (Goods and Services)		9.7		13.8		9.9		7.7

Public Finance(6)	(billions of pesos or percentage of GDP)
Non-financial Public Sector Revenue(7)	Ps.	450,263	Ps.	452,934	Ps.	541,310	Ps.	618,573
Non-financial Public Sector Expenditures(7)		471,115		527,592		619,776		692,160
Non-financial Public Sector Primary Surplus/ (Deficit)(8)		5,672		(52,464)		(62,474)		(24,544)
Percent of Nominal GDP		0.5%		(5.3)%		(5.3%)		(1.7%)
Non-financial Public Sector Fiscal Surplus/(Deficit)		(25,611)		(76,004)		(84,460)		(90,768)
Percent of Nominal GDP		(2.4)%		(7.6)%		(7.2)%		(6.2)%
Central Government Fiscal Surplus/ (Deficit)		(26,049)		(77,763)		(83,149)		(77,579)
Percent of Nominal GDP		(2.5)%		(7.8)%		(7.1)%		(5.3)%

Public Debt(9)	(billions of pesos or percentage of GDP)
Public Sector Internal Funded Debt(10)	Ps.	397,772	Ps.	454,763	Ps.	502,460	Ps.	595,319
Percent of Nominal GDP(1)		37.5%		45.5%		42.1%		40.7%
Public Sector External Funded Debt(11)		$72,236		$91,187		$100,263		$101,963
Percent of Nominal GDP(1)		22.4%		33.6%		31.9%		29.7%

1:	Figures for 2022 and 2023 are preliminary. Preliminary figures are published in March in the year succeeding the reference period and become final two years thereafter.
2:	Percentage change over the twelve months ended December 31 of each year.

3:	Average for each year of the short-term composite reference rate, as calculated by the Financial Superintendency.
4:	Refers to the average national unemployment rates in December of each year.
5:	Calculations based on the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “—Foreign Trade and Balance of Payments—Balance of Payments”.
6:

All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

7:

The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear had such transfers been eliminated upon consolidation.

8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
9:	Exchange rates as of December 31 of each year.
10:

Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt. Includes gross debt of the non-financial public sector.

11:

In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	Republic of Colombia.

Aggregate Principal Amount	U.S. $650,000,000.

Issue Price	103.386% of the principal amount of the bonds, plus accrued interest totaling U.S. $20,800,000 or U.S. $32.00 per U.S. $1,000 principal amount of the bonds, from November 14, 2023, to but not including April 8, 2024, the date Colombia expects to deliver the bonds offered by this prospectus supplement, and additional interest to the date of delivery, if later.

Issue Date	April 8, 2024.

Maturity Date	November 14, 2035.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on and transferred through the records maintained by, DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc, and Clearstream Banking, S.A.

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from November 14, 2023 at the rate of 8.000% per year. Colombia will pay interest semi-annually in arrears on May 14 and November 14 of each year. The first interest payment will be made on May 14, 2024.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

•	Colombia may not make disbursements for expenditures with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the net proceeds from the sale of the bonds.

•	The bonds may not be a suitable investment for all investors seeking exposure to green, sustainable and/or social assets.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•

Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Single Series	The bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,250,000,000 aggregate principal amount of Colombia’s 8.000% Global Bonds due 2035 that were previously issued on November 14, 2023, and will be fully fungible with the outstanding bonds. The total aggregate amount of the previously issued bonds and the bonds now being issued will be U.S. $1,900,000,000.

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	State of New York; provided that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments— Collective Action Clause” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds, excluding accrued interest, will be approximately U.S. $670,479,000 after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S.$230,000). Colombia will use the net proceeds of the offering for general budgetary purposes. Colombia intends to allocate an amount equal to the net proceeds of the offering to Eligible Social Expenditures (as defined below), under Colombia’s green, social and sustainable bond Framework (as described further under “Use of Proceeds” below).

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of April 3, 2024, Deutsche Bank Securities Inc. and Santander US Capital Markets LLC as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

Colombia may not make disbursements for expenditures with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the net proceeds from the sale of the bonds.

The types of eligible expenditures referred to in the “Use of Proceeds” section of this prospectus supplement and under the Framework are for illustrative purposes only and no assurance can be provided that expenditures with these specific characteristics will be made by Colombia in an amount equal to the net proceeds from the sale of the bonds or that the proposed timeline will be met. Although the Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by Colombia to conform to these practices will not constitute or give rise to a breach or an event of default under the bonds or any other instrument. Any failure by Colombia to disburse an amount equivalent to the net proceeds from the issuance of the bonds as set forth in the Framework, or to meet or continue to meet the investment requirements of environmentally or socially focused investors with respect to the bonds, or any withdrawal or modification of any third party opinion or certification, may affect the value of the bonds and may have consequences for investors with portfolio mandates to invest in “social” assets.

Prospective investors should carefully review the information set out in this prospectus supplement regarding the use of proceeds and determine for themselves the relevance of such information for the purpose of any investment in the bonds, together with any other investigation such investor deems necessary. In particular, no assurance is given by Colombia or any underwriter that the bonds will satisfy (or will continue to satisfy) any present or future investor expectations or requirements, taxonomies, standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other independent expectations, in particular with respect to any direct or indirect environmental, sustainability or social impact of any projects funded with the proceeds of the bonds. Any failure by Colombia to allocate an amount equal to the net proceeds from the sale of the bonds according to the Framework or the failure of those investments or financing to satisfy investor expectations or requirements could have a material adverse effect on the market price of the bonds.

None of the underwriters is responsible for the ongoing monitoring of the use of the proceeds of the bonds or Colombia’s expenditures. The Framework and any practices contemplated thereunder are not, nor shall they be deemed to be, incorporated into this prospectus supplement or the terms of the bonds. The Framework, the opinion of the independent rating and research agency, and/or any other opinions or certifications do not establish any enforceable contractual obligation of Colombia or any other person.

The bonds may not be a suitable investment for all investors seeking exposure to green, sustainable and/or social assets.

There is currently no market consensus on what precise attributes are required for a particular expenditure, project or series of bonds to be defined as “green,” “sustainable,” or “social” and therefore no assurance can be provided to investors that selected expenditures will meet all investor expectations regarding environmental, sustainable or social performance. Although the eligible expenditures will be selected in accordance with the categories recognized under the Framework, and will be developed in accordance with relevant legislation and standards, there can be no guarantee that the expenditures will deliver the benefits as anticipated, or that adverse environmental or social impacts will not occur as a result of the expenditures. In addition, where any negative impacts are insufficiently mitigated, the expenditures may become controversial and may be criticized by activist groups or other stakeholders.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of an opinion, report, validation or certification of any third party (whether solicited by the Republic) in connection with the Framework or the bonds. No such opinion, report, validation or certification is, nor should it be deemed to be, a recommendation by the Republic, any underwriter or any other person to buy, sell or hold any bonds. For the avoidance of doubt, no such opinion, report, validation or certification is, nor shall it be deemed to be, incorporated into or form part of this prospectus supplement. Any such opinion, report, validation or certification is only current as of the date such opinion, report, validation or certification was initially issued. Holders would have no recourse against the Republic, any underwriter or any provider of such opinion, report, validation or certification for the contents of any such opinion, report, validation or certification. Prospective investors must determine for themselves the relevance of any such opinion, report, validation or certification and/or the information contained therein and/or the provider of such opinion, report, validation or certification for the purpose of any investment in the bonds. Currently, the providers of such opinions, reports, validations and certifications are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion, report, validation or certification or any additional opinion, report, validation or certification attesting that the Republic is not complying in whole or in part with any matters for which such opinion, report, validation or certification is opining or certifying may have a material adverse effect on the value of the bonds and/or result in adverse consequences for investors with mandates to invest in securities to be used for a particular purpose. Furthermore, no such withdrawal will constitute or give rise to a breach or an event of default under the bonds or any other instrument.

Any third party opinion provided may not reflect the potential impact of all risks related to the structure, market, additional risks discussed above and other factors that may affect the value of the bonds. An opinion is not a recommendation to buy, sell or hold securities and is only current as of the date that a third party opinion was initially issued. In addition, although the Republic has agreed to certain reporting and use of proceeds obligations in connection with certain criteria, the Republic’s failure to comply with such obligations does not constitute a breach or an event of default under the bonds. A withdrawal of a third party opinion or any failure by the Republic to use an amount equivalent to the net proceeds from the issuance of the bonds as set forth in the Framework or to meet or continue to meet the investment requirements of certain environmentally focused investors with respect to the bonds may affect the value of the bonds and may have consequences for certain investors with portfolio mandates to invest in “green,” “sustainable,” or “social” assets.

No assurance can be provided with respect to the suitability of any opinion or that the bonds will fulfil any relevant criteria to qualify as “social” bonds. Each potential purchaser of the bonds should determine for itself the relevance of the information contained in this prospectus supplement regarding the use of proceeds and its purchase of the bonds should be based upon such investigation, as it deems necessary. See “Use of Proceeds.”

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign sovereign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in government revenue and spending trends;

•	changes in commodity prices, such as a decline in oil prices;

•	increases in public sector debt;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	internal security issues; and

•	the public health crisis and economic shutdowns caused by the COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia”.

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. Oil prices are volatile and a significant decrease in oil prices would have a negative impact on Colombia’s economy. The United States, Panama, China and India are Colombia’s first, second, third and fourth most important trading partners in terms of exports, respectively. In 2023, according to preliminary figures, exports to the United States, Panama, China and India, accounted for 26.4%, 9.3%, 5.0% and 4.8% of total exports, respectively, compared to 2022, during which exports to the United States, Panama, China and India, accounted for 26.1%, 10.3%, 3.8% and 4.0% of total exports, respectively. For more information, see “Foreign Trade and Balance of Payments—Foreign Trade,” “Monetary System—Foreign Exchange Rates and International Reserves” and “—Interest Rates and Inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2022, filed with the SEC on September 20, 2023, (including all exhibits thereto), as amended from time to time (“2022 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economies of any of Colombia’s major trading partners, such as the United States, the European Union or China could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. In 2023, the United States accounted for 26.4% of Colombia’s total exports, Panama accounted for 9.3% of Colombia’s total exports and China accounted for 5.0% of Colombia’s total exports. A decline in United States, Panama or China demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. Continued outbreaks due to COVID-19 or a future pandemic and economic shutdown to combat such outbreaks in the United States and Europe could have a material adverse impact on Colombia’s exports and economic growth.

The occurrence of unusual weather conditions, epidemic or pandemic outbreaks (such as COVID-19), terrorist attacks, disruptive political events, including sanctions, embargoes and asset freezes, civil unrest, actual or threatened acts of war, escalation of current hostilities, including the current conflict between Russia and Ukraine and the current conflict in the Middle East, or any other military or trade disruptions, may adversely impact Colombia’s economy by causing, among other things, supply chain disruptions, market volatility, changes in commodity prices and shortages of raw materials. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis, the global economic crisis that began in 2008 and the COVID-19 pandemic. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

There can be no assurance that Colombia’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Colombia’s long-term foreign currency rating from S&P Global Ratings (“S&P”) has been BB+ since May 19, 2021, last affirmed on January 18, 2024, with a revised negative outlook. Fitch Ratings, Inc. (“Fitch”) has maintained Colombia’s long-term foreign currency rating at BB+ with a stable outlook since July 1, 2021, last affirmed on December 7, 2023. Moody’s Investors Services Inc. (“Moody’s”) maintained Colombia’s long-term foreign currency rating at Baa2 since May 23, 2019, and on February 1, 2024, Moody’s affirmed Colombia’s long-term foreign currency rating at Baa2, with a stable outlook.

Ratings address the creditworthiness of Colombia and the likelihood of timely payment of Colombia’s long- term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Colombia, as well as assessments of the creditworthiness of its productive state-owned enterprises.

There can be no assurances that Colombia’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the bonds.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”), reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2022 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-60- 1-381-2802 /57-60-1-381-4153

Fax: 57-60-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg listing agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.luxse.com.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 2019/980, any information not listed in the cross- reference table but included in the documents incorporated by reference is given for information purposes only:

Prospectus Regulation Item	2022 Annual Report
Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-8 to D-10 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-7 to D-10 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-5 to D-6 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-11 to D-27 of Exhibit D.

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy,” “—Infrastructure Development,” “—Role of the State in the Economy; Privatization,” “—Environment,” “—Employment and Labor” and “—Poverty” on pages D-36 to D-60 of Exhibit D

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-36 to D-37 of Exhibit D.

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-8 to D-10 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2023 Budget” on pages D-83 to D-91 of Exhibit D

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-94 to D-103 of Exhibit D

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-61 to D-72 of Exhibit D

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-78 to D-80 of Exhibit D

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-61 to D-72 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2023 Budget” on pages D-82 to D-91 of Exhibit D

Annex XVI, 4(f): Income and expenditure figures and 2023 budget	“Public Sector Finance—Public Sector Accounts” and “—2023 Budget” on pages D-83 to D-91 of Exhibit D

USE OF PROCEEDS

The net proceeds of the sale of the bonds, excluding accrued interest, will be approximately U.S. $670,479,000 after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S.$230,000). Colombia will use the net proceeds of the offering for general budgetary purposes. Colombia intends to allocate an amount equal to the net proceeds of the offering to Eligible Social Expenditures (as defined below), under Colombia’s green, social and sustainable bond Framework (as described further below).

Under Article 4 of Law No. 2073 of 2020, the Ministry of Finance and Public Credit is responsible for establishing sovereign bond frameworks for sustainable development financing, including for the issuance of sovereign thematic bonds such as green bonds, social bonds, sustainable bonds, blue bonds, and other thematic bonds deemed suitable and related to expenditures included in the national budget to foster sustainable development.

On July 27, 2021, Colombia adopted the first version of a sovereign green bond framework (the “Original Framework”) through Resolution No. 1687 of July 2021.

On August 5, 2022, Colombia updated the Original Framework through Resolution No. 2063 of July 2022 to advance with its sustainable financing strategy (as updated, the “Framework”). The green component was modified in line with the Green Taxonomy of Colombia, and a social component was added. Thus, this amended Framework will guide the issuance of Colombia’s sovereign green, social, and/or sustainable bonds through the establishment of pre- and post-issuance procedures. The Framework establishes the following objectives and requirements to be classified as an eligible social expenditure (the “Eligible Social Expenditures”): (i) poverty reduction, (ii) reduction of social inequalities, (iii) quality and access to essential services such as health and education, (iv) promotion of stable and lasting peace, (v) increasing social, labor, and productive inclusion, (vi) ending hunger and all forms of malnutrition, (vii) access to basic services and decent housing, (viii) empowerment of women and girls and ending gender violence. The Framework also establishes and defines certain target population groups that the Eligible Social Expenditures should benefit (albeit not exclusively) including: (i) vulnerable people; (ii) people with disabilities; (iii) ethnic groups; (iv) unemployed; (v) women and girls; (vi) victims of armed conflicts, (vii) victims of forced displacement, (viii) PDET (Development Programs with a Territorial Approach) municipalities and (ix) rural areas. The updated Framework was favorably evaluated by Moody’s ESG Solutions (previously Vigeo Eiris) as being aligned with both the ICMA Green Bond Principles of 2021 and the ICMA Social Bond Principles of 2021, each with the June 2022 Appendix I). The categories and types of expenditures described above are listed for illustrative purposes and are not exhaustive. Any expenditure contained in the National Budget that contributes to any of the social categories and meets the criteria is eligible under the Framework.

The Eligible Social Expenditures may include the following Central Government expenditures: (i) investment in real assets (land, infrastructure, etc.), (ii) investment in intangible assets (research and development, human capital, and organization), (iii) specific projects and/or programs, (iv) operating expenditures (especially for agencies, institutes, units, companies, or local authorities that contribute to the country’s climate and environmental strategy or the design of social public policies), (v) transfers to finance or co-finance regional or local investment projects, (vi) debt servicing of green, social, and/or sustainable bonds, and (vii) any expenditure that can be used to implement Colombia’s environmental and climate policy or social policy. Eligible Social Expenditures may include expenditures included in the National Budgets of (i) the fiscal year immediately prior to the issue date, provided these have been duly committed, (ii) the current fiscal year and (iii) the immediately following fiscal year, meaning Eligible Social Expenditures for the bonds may be allocated to the National Budgets for fiscal years 2022, 2023 and 2024. For more information, see “Economy—Environment—Sovereign Green, Social and Sustainable Bond Framework,” in Colombia’s 2022 Annual Report.

Pursuant to the Framework, Colombia intends to publish: (i) annual allocation reports providing a description of the Eligible Social Expenditures undertaken and the amount of budgetary resources allocated to each Eligible Social Expenditures until the amount of budgetary resources expended on Eligible Social Expenditures equals the total amount of net proceeds from the bonds and (ii) an annual impact report on the expected impacts of the selected Eligible Social Expenditures within a year of the issue date, and then annually until the net proceeds have been fully allocated. This reporting policy is not a contractual obligation of Colombia.

The Framework and any practices contemplated thereunder are not incorporated into this prospectus supplement or the terms of the bonds. They do not establish enforceable contractual obligations of Colombia.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2022 Annual Report, as it may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2022 Annual Report, as amended, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2022 Annual Report, as amended to date.

Republic of Colombia

Domestic Initiatives

On July 2, 2023, through Decree 1085 of 2023, a State of Economic, Social and Ecological Emergency was declared in the department of La Guajira due to low water availability as a result of drought and the El Niño phenomenon. The decree allows the Government to adopt measures and provide resources to combat the crisis. On August 29, 2023, the Procuraduría issued an opinion to the Constitutional Court stating that Decree 1085 of 2023 was unconstitutional, pointing out that the situation in La Guajira can be addressed through ordinary mechanisms, without granting extraordinary powers to the Government. On October 2, 2023, the Constitutional Court of Colombia declared Decree 1085 of 2023 unconstitutional, but permitted the Government to rely on the Decree for a one-year period from July 2, 2023, due to the humanitarian crisis in La Guajira as a result of low water availability. On November 28, 2023, the Constitutional Court of Colombia declared Decree 1272 of 2023, which adopted temporary measures to reactivate tourism in la Guajira under the Economic, Social and Ecological Emergency, unconstitutional on the grounds that there was no relationship between the humanitarian crisis and the Economic, Social and Ecological Emergency.

On October 9, 2023, the Ministry of Finance issued a favorable opinion on Bill 293 of 2023 related to a pension reform (the “Pension Reform Bill”), which entered its second debate in Congress on February 25, 2024.

The Pension Reform Bill seeks to establish a new old-age protection system that addresses the challenges of coverage, equity, sufficiency and sustainability. The Pension Reform Bill is based on four main pillars: (i) solidarity; (ii) semi-contributory; (iii) contributory; and (iv) semi-contributory or voluntary savings:

•

Solidarity pillar: This pillar provides for monetary transfers for women aged 60 or older and men aged 65 or older who are in conditions of extreme poverty, monetary poverty and border vulnerability and do not have any pension income. These transfers are expected to cover 2.6 million people in 2025.

•

Semi-contributory pillar: This pillar contemplates that women aged 60 or over and men aged 65 or over who have contributed to the pension system for at least 300 weeks but less than the required number of weeks to access a pension, will receive a life annuity based on their total contributions.

•

Contributory pillar: This pillar provides for mandatory contributions to be distributed as follows: (i) contributions by members of the pension system with income between one and three minimum monthly salaries will be allocated to the Average Premium Component; and (ii) contributions by members with monthly income greater than three times the minimum monthly salary will be allocated to the Complementary Individual Savings Component.

•	Semi-contributory or voluntary savings pillar: This pillar states that all contributors will be able to make voluntary contributions to the pension system.

The Ministry of Finance opinion states that the provisions of the Pension Reform Bill would result in an increase in fiscal cost (based on net present value) to the year 2070 of 9.5% of GDP and that the net fiscal impact is within the financial capabilities of the Government, is aligned with the framework of fiscal restrictions established in the Medium Term Fiscal Framework (MTFF) and the Medium Term Expenditure Framework (MTEF), and is in compliance with the fiscal rule. After the year 2070, pension system costs are projected to rise suddenly as a result of the need to meet pension obligations, creating a negative fiscal impact. Therefore, the Ministry of Finance has suggested the creation of a savings fund as part of the Contributory pillar to help the Government meet pension obligations.

As of October 10, 2023, the Congress had approved 63 of 143 articles of Bill 339-C of 2023, which seeks to adopt a healthcare system controlled by the Government, with participation of public, private and mixed health services, focused on prevention, prediction, financial management and health risk management. As of November 1, 2023, 49% of the articles of Bill 339-C of 2023 had been approved by the Congress, and the discussion of the remaining 73 articles was postponed to November 7, 2023. On March 16, 2024, 9 out of 14 members of Congress in the seventh committee voted against the approval of the health care reform. On March 20, 2024, the Ministry of Finance submitted to the Congress the analysis reporting the annual fiscal costs of the reform until 2033. On March 25, 2024, an alternative Bill proposal was submitted by Senator Fabian Arias of the “Alianza Verde” party to the Congress regarding the health care reform.

On March 12, 2024, the Supreme Court of Justice elected Luz Adriana Camargo Garzón as the new Attorney General of the Republic.

On March 15, 2024, President Petro proposed a National Constitutional Assembly. On March 18, 2024, President Petro specified that the constituent process he called is not to change the 1991 Constitution nor to perpetuate himself in power, but for the people to solve “several fundamental problems that hold back Colombian society”. A National Constitutional Assembly would require a lengthy process, which would require the approval of Congress in addition to a national referendum. As of today, there is no formal proposal for a National Constitutional Assembly in place.

Guerrilla Activity

FARC

On October 2, 2023, the Office of the High Commissioner for Peace announced that a peace dialogue between the Government and the Estado Mayor Central FARC group would begin on October 8, 2023 in Tibú, Norte de Santander.

On October 16, 2023, the Government and FARC dissidents agreed to a bilateral ceasefire, as part of peace negotiations. On March 17, 2024, President Petro ordered the suspension of the ceasefire with FARC dissidents due to the failure of the FARC Central Command to comply with the ceasefire in Nariño, Cauca and Valle del Cauca, due to the attack on the civilian population, organizations and social leaders.

ELN

On July 14, 2023, the Government and the ELN agreed on the operating regulations of the National Participation Committee (Comité Nacional de la Participación), which aims to facilitate the participation of Colombian citizens in the peace process.

On September 4, 2023, Colombia’s High Commissioner for Peace published Statement No. 18, which documents the agreement reached during peace dialogues between the Government and the ELN to develop mechanisms for humanitarian treatment of political prisoners and members of the ELN in the country’s prisons or detention centers.

On November 2, 2023, the Government’s delegation to the peace dialogues with the ELN reported that the ELN was responsible for the kidnapping of soccer player Luis Díaz’s father, and the delegation demanded his immediate release in order to comply with the terms of the peace process. His father was released on November 9, 2023.

Criminal Activity

In 2023, 13,515 incidents of homicide nationwide were reported, a decrease of 0.2% compared to 2022, during which 13,537 incidents of homicide were reported. In January 2024, 1,103 incidents of homicide were reported. In 2023, 331 incidents of kidnapping were reported, a 48.4% increase compared to 223 incidents of kidnapping in 2022. During the two-month period ended February 29, 2024, 28 incidents of kidnapping were reported. In 2023, 187 incidents of terrorism were reported, a decrease of 67.6% compared to 2022. During the two-month period ended February 29, 2024, 11 incidents of terrorism were reported.

On October 28, 2023, a mob set fire to the Gamarra, Cesar office of the Registraduría Nacional del Estado Civil, the entity in charge of organizing elections in Colombia, causing the death of one employee.

Corruption Investigations

On May 30, 2023, the Consejo Nacional Electoral (“CNE”) announced that it had opened an investigation into President Petro’s 2022 presidential campaign. The CNE stated that the investigation is focused on alleged irregularities in the financing and financial reporting of President Petro’s 2022 campaign. The investigation is ongoing.

On June 9, 2023, the Attorney General’s office announced that it had opened its own investigation into President Petro’s 2022 presidential campaign. The Attorney General’s office stated that the investigation is focused on determining whether financial crimes were committed in relation to the campaign. Further, the Attorney General’s office stated that it is investigating whether crimes related to illegal funds and the exceeding of financing limits were committed. On October 2, 2023, the Attorney General’s office announced that it had referred its criminal probe into alleged criminal activity by President Petro’s 2022 presidential campaign to the Accusation Committee (Comisión de Acusaciones) of the Chamber of Representatives, the Supreme Court and the CNE for further investigation. The investigation remains ongoing.

On August 4, 2023, the Attorney General’s Office charged Nicolás Petro Burgos, son of President Gustavo Petro, with the crimes of illicit enrichment and money laundering. It was reported that during questioning, Mr. Petro Burgos provided information regarding certain financing received by President Petro’s presidential campaign, which had not been reported to electoral authorities and which would have exceeded the limits allowed by law. On September 25, 2023, the Attorney General’s Office announced that it had filed an escrito de acusación (or indictment) with the Criminal Circuit Courts of Barranquilla against Mr. Petro Burgos for the crimes of illicit enrichment and money laundering. On September 25, 2023, a Second Specialized Judge was appointed to conduct the proceedings. On January 11, 2024, the Attorney General’s office accused Nicolás Fernando Petro Burgos of allegedly engaging in money laundering and illicit enrichment.

On September 12, 2023, the Attorney General’s Office charged Édgar Chacón Hartmann, former property manager at the Vice Presidency of Planning, Risks and Environment of the National Infrastructure Agency (“ANI”), with allegedly failing to comply with legal requirements in the execution of contracts that would have benefited the concessionaire of which Odebrecht was a part.

On September 16, 2023, the Attorney General’s Office charged seven former ANI officials for their alleged responsibility in contractual irregularities in the Odebrecht case in connection with the Ruta del Sol II highway concession.

On September 18, 2023, the Attorney General’s Office charged five former ANI officials for allegedly unlawfully benefiting the Ruta del Sol II concessionaire.

On September 19, 2023, the Attorney General’s Office charged eleven former ANI officials for allegedly unlawfully favoring a concessionaire joint venture, which included the construction company Odebrecht, between 2014 and 2016.

On September 25, 2023, the Attorney General’s Office reported an investigation into possible acts of corruption by the Mayor’s Office of Bogotá in the contracting with Metro de Bogotá.

On October 5, 2023, the Attorney General’s Office charged five members of the Midas S.A.S company, including Gabriel Alberto Giraldo Escudero, former mayor of Gamarra, Cesar, and his brother Jaime Helí Giraldo Escudero, for allegedly signing false contracts to facilitate the payment of bribes from Odebrecht.

On October 6, 2023, the Attorney General’s Office filed an indictment against the former Minister of Transportation, Cecilia Álvarez, for allegedly taking actions that allowed the execution of two irregular modifications to the Ruta del Sol II contract.

On October 9, 2023, the Attorney General’s Office charged three former ANI officials for their alleged responsibility for irregular amendments to the Ruta del Sol II contract. On October 14, 2023, the Public Ministry disqualified Luis Fernando Andrade, the former President of the ANI, from holding public office for 15 years. The disqualification arose out of a corruption investigation by the Public Ministry. Mr. Andrade was found to have illegally benefitted third parties in relation to the Ruta del Sol construction project. Mr. Andrade has the right to appeal this decision.

On November 1, 2023, the Attorney General’s Office filed an indictment against former presidential candidate Óscar Iván Zuluaga Escobar and his campaign manager, David Zuluaga Martínez, for concealing the contributions that Odebrecht made to cover the campaign’s advertising expenses during the 2014 elections. The indictment alleges that the contributions violated article 109 of the Political Constitution, which prohibits political parties from receiving resources from foreign natural or legal persons for electoral campaigns.

On September 20, 2023, the Procuraduría ordered the opening of a disciplinary investigation against the Minister of Foreign Affairs, Álvaro Leyva Durán, and the Secretary General of the Ministry, José Antonio Salazar Ramírez, for alleged irregularities in the suspension of the passport procurement process.

On January 24, 2024, the Procuraduría ordered the three month provisional suspension of the then Minister of Foreign Affairs, Álvaro Leyva Durán, for irregularities in the suspension of the passport procurement process. On February 7, 2024, the Procuraduría confirmed the provisional suspension of the then Minister of Foreign Affairs, Álvaro Leyva Durán.

On February 8, 2024, the Ambassador of Colombia to the United States, Luis Gilberto Murillo was designated as acting Minister of Foreign Affairs.

Foreign Affairs

Following the October 7, 2023 Hamas terrorist attack in Israel, President Gustavo Petro made statements regarding the conflict in the Middle East. On October 15, 2023, the Minister of Foreign Affairs of Israel summoned Colombia’s Ambassador to Israel to deliver a reprimand concerning President Petro’s statements. Israel has suspended exports of security and defense equipment to Colombia.

Imports from Israel accounted for 0.2% of total imports to Colombia (including both the private and public sector) in each of the years 2018 through 2022. For the eight-month period ended August 31, 2023, total imports from Israel accounted for 0.1% of total imports.

Exports to Israel accounted for between 1% and 2% of total exports from Colombia (including both the private and public sector) in each of the years 2018 through 2022. For the eight-month period ended August 31, 2023, total exports to Israel accounted for 1% of total exports.

On October 31, 2023, the Government expressed its concerns with the military actions by Israel defense forces in areas densely populated by civilians in Gaza and reiterated the importance of respecting international humanitarian law. President Petro has called back for consultation the Colombian ambassador to Israel.

On February 28, 2024, the Ambassador of Israel to Colombia, Gali Dagan, was summoned by the Colombian Foreign Ministry due to recent statements in his X account, in which he addresses internal affairs of Colombia.

On February 29, 2024, the Government expressed its strongest condemnation of the attack in the northern Gaza Strip, in which Israeli forces fired at Palestinian civilians who were waiting for humanitarian aid and food, leaving more than 100 people dead and more than 700 wounded.

On March 25, 2024, the Ministry of Foreign Affairs of Colombia expressed its support for the approval of Resolution S/RES/2728 (2024) on the situation in the Middle East, including the Palestinian question approved by the UN Security Council, which voted for a ceasefire during the month of Ramadan calling for the cessation of hostilities and the release of all hostages and to work for the final resolution of the conflict.

On March 27, 2024, the Ministry of Foreign Affairs expelled several diplomats of Argentina’s Embassy in Colombia after the President of Argentina, Javier Milei, insulted President Petro on an international news channel.

On March 31, 2024, the Ministries of Foreign Affairs of Argentina and Colombia published a joint statement detailing that both governments have held talks to strengthen diplomatic relations and overcome any differences. The Colombian government has instructed its Ambassador to return to Buenos Aires, Argentina, and approved the new Argentine Ambassador to Colombia.

Government and Political Parties

On October 29, 2023, regional elections were held in Colombia. Voters in the country’s largest cities elected the following new mayors: Carlos Fernando Galán (49.02% of votes) in Bogotá, Federico Andres Gutierrez (73.36% of votes) in Medellín, Alvaro Alejandro Eder (40.39% of votes) in Cali and Alejandro Char (73.24% of votes) in Barranquilla.

Economy

Environmental

On July 27, 2021, Colombia adopted a sovereign green bond framework (the “Original Framework”) through Resolution No. 1687 of July 2021. On August 5, 2022, Colombia updated the Original Framework through Resolution No. 2063 of August 2022 to advance with its sustainable financing strategy (as updated, the “Framework”). The green component was modified in line with the Green Taxonomy of Colombia, and a social component was added. Thus, this amended Framework will guide the issuance of Colombia’s sovereign green, social, and/or sustainable bonds through the establishment of pre- and post-issuance procedures. See “Economy—Environmental—Sovereign Green, Social and Sustainable Bond Framework” in Colombia’s 2022 Annual Report for more information about the Framework.

Under Colombia’s Framework, the eligible social expenditures to be included in the portfolio and disclosed to investors in annual reports may include: (i) recent expenditures, i.e., expenditures included in the National Budget of the fiscal year prior to the issuance of the social bond, provided that these expenditures have been duly committed; (ii) current year expenditures of the National Budget, i.e., during the year the social bond is issued; and (iii) future expenditures to be made in the fiscal year following issuance of the social bond.

On February 7, 2024, Moody’s Investors Service, Inc. (“Moody’s”) published its Second Party Opinion (“SPO”) in which it assigned an SQS2 sustainability quality score (very good) to Colombia’s social expenses identified in the 2023 budget year. On March 27, 2024, Moody’s published its SPO in which it assigned an SQS2 sustainability quality score (very good) to Colombia’s social expenses identified in the 2024 budget year.

Gross Domestic Product

In 2023, real GDP grew by 0.6% in real terms compared to the same period of 2022.

According to preliminary data, in 2023 the manufacturing sector decreased by 3.5% in real terms and represented approximately 11.2% of GDP, compared to 9.5% growth in the same period of 2022. Agriculture, livestock, fishing and forestry sector shrank by 1.8% in real terms in 2023 compared to 2022, and that sector accounted for approximately 5.9% of GDP in 2023. Construction activity decreased by 4.2% in real terms in 2023, compared to an increase of 6.8% in 2022, and accounted for approximately 4.3% of GDP. Mining activity (including oil) increased by 2.6% in real terms in 2023, compared to an increase of 1.3% in 2022, and represented approximately 3.8% of GDP. Electricity, gas and water sector grew by 2.1% in real terms in 2023, compared to growth of 4.6% in 2022 and represented approximately 2.9% of GDP.

According to preliminary figures, gross fixed public investment represented 19.4% of GDP in 2023 and registered a growth of 0.9% in comparison to 2022. Gross fixed private investment, which represented 77.5% of GDP in 2023, registered a 1.1% increase compared to 2022.

Ecopetrol

On March 22, 2024, Ecopetrol held a Shareholders General Meeting in which a new Board of Directors was elected. The new Board is composed of Angela María Robledo, Lilia Tatiana Roa, Mónica de Greiff, Gónzalo Hernández, Luis Alberto Zuleta, Edwin Palma Egea, Guillermo García Realpe, Álvaro Torres Macías and Juan José Echavarría.

Employment and Labor

The following table presents national monthly average rates of unemployment from January 2019 through February 2024, according to the methodology adopted by DANE:

National Monthly Unemployment Rates

	2019	2020	2021	2022	2023	2024
January	13.1%	13.5%	17.6%	14.6%	13.7%	12.7%
February	12.1%	12.8%	15.6%	12.9%	11.4%	11.7%
March	11.2%	13.2%	14.7%	12.1%	10.0%
April	10.7%	20.5%	15.5%	11.2%	10.7%
May	11.0%	22.0%	15.2%	10.6%	10.5%
June	9.7%	20.4%	14.6%	11.3%	9.3%
July	11.3%	20.9%	13.1%	11.0%	9.6%
August	11.2%	17.4%	12.9%	10.6%	9.3%
September	10.8%	16.3%	12.0%	10.7%	9.3%
October	10.1%	15.3%	12.0%	9.7%	9.2%
November	9.6%	13.9%	11.5%	9.5%	9.0%
December	9.9%	13.9%	11.1%	10.3%	10.0%

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following table presents the distribution of national employment by sector of the economy for the periods indicated:

National Quarterly Employment Rates by Sector

	2023
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	14.6%	14.6%	14.1%	14.2%
Mining and quarrying	1.0%	1.2%	1.0%	1.6%
Manufacturing	10.6%	10.6%	10.7%	10.3%
Electricity, gas and water supply	1.4%	1.4%	1.4%	1.3%
Construction	6.8%	6.8%	7.0%	6.9%
Retail, hotels and restaurants	25.4%	24.8%	24.4%	24.7%
Transport, storage and communications	9.3%	9.5%	9.5%	9.1%
Financial intermediation	1.7%	1.9%	1.9%	1.9%
Real estate, renting and business activities	9.3%	8.9%	9.2%	9.4%
Community, social and personal services	20.0%	20.5%	20.8%	20.6%
Total	100.0%	100.0%	100.0%	100.0%

Source: DANE. Calculations: Ministry of Finance.

Foreign Trade and Balance of Payments

Balance of Payments

In recent years, Colombia has registered deficits in the primary income of the current account because inflows from its foreign assets have not been sufficient to offset the interest payable on its foreign liabilities. According to preliminary figures, Colombia registered a deficit in the primary income of the current account of U.S.$3,568 million in 2023. However, the secondary income category registered inflows of U.S.$3,411 million in 2023. In 2023, the services category registered a deficit of U.S.$267 million, an increase compared to the same period of 2022.

According to preliminary figures, Colombia registered a current account deficit of U.S.$2,293 million in 2023, a 52% decrease compared to 2022.

According to preliminary figures, total foreign investment registered a deficit of U.S.$3,301 million in 2023, down from a deficit of U.S.$3,529 million 2022.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports for the periods indicated.

Merchandise Exports to Major Trading Partners

	2019	2020(1)	2021(1)	2022(1)	2023(1)	January 2024
	(percentage of total exports)
United States	29.2	28.7	26.5	26.1	26.4	25.6
Mexico	3.6	3.7	2.9	3.1	3.8	4.7
China	11.6	8.9	8.8	3.8	5.0	6.5
Netherlands	3.1	2.3	2.4	4.7	4.1	3.2
Ecuador	4.9	4.7	4.2	3.3	4.1	4.2
Panama	6.0	4.6	5.8	10.3	9.3	5.4
Spain	1.3	1.6	1.7	2.6	2.3	1.9
Dominican Republic	0.9	0.8	1.1	1.6	1.2	2.6
Peru	2.9	2.8	2.6	1.9	2.3	2.0
Brazil	3.7	4.1	5.0	4.1	3.8	4.5
India	0.9	2.6	5.4	4.0	4.8	6.4
Turkey	3.0	2.9	3.1	4.0	1.7	2.0
Canada	1.1	1.3	1.7	2.0	1.4	2.0
Others	27.9	30.9	28.9	28.5	29.8	29.1

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Preliminary.

Sources: DANE and National Directorate of Customs and Taxes.

Merchandise Imports by Major Trading Partners(1)

	2019	2020	2021(2)	2022(2)	2023(2)	January 2024
	(percentage of total imports)
United States	25.1	24.1	23.6	25.1	25.6	30.1
Mexico	7.5	6.9	6.5	5.6	5.0	4.4
China	20.8	23.8	23.1	23.2	21.6	21.2
France	2.8	2.3	2.5	3.4	3.4	1.6
India	2.2	2.2	2.2	2.1	2.2	1.8
South Korea	1.3	1.5	1.5	1.3	1.4	1.1
Germany	4.2	3.8	3.5	3.1	3.8	3.3
Brazil	6.0	5.7	5.7	7.0	6.3	9.1
Argentina	1.8	1.6	2.1	2.1	2.2	1.2
Japan	2.3	2.0	2.1	1.8	2.1	2.8
Spain	1.9	1.8	2.1	1.8	2.0	1.8
Italy	1.6	1.6	1.5	1.6	1.8	1.8
Canada	1.6	1.7	1.6	1.6	1.6	1.3
Others	20.8	21.1	22.0	20.3	21.0	18.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

(1)	Correspond to country of purchase.

(2)	Preliminary
(3)	Annual variation according to dollar amounts (FOB).

Sources: DANE and National Directorate of Customs and Taxes.

During the one-month period ended January 31, 2024, Colombia’s three major import partners (FOB) were the United States, China and Brazil, representing 30.1%, 21.2% and 9.1% of Colombia’s total imports during such period, respectively.

During the one-month period ended January 31, 2024, Colombia’s three major export partners (FOB) were the United States, China and India, representing 25.6%, 6.5% and 6.4% of Colombia’s total exports during such period, respectively.

Monetary System

Interest Rates and Inflation

On December 19, 2023, Banco de la República lowered the discount rate by 25 bps to 13%. On January 31, 2024, Banco de la República lowered the discount rate by 25 bps to 12.75%. On March 22, 2024, Banco de la República lowered the discount rate by 50 bps to 12.25%.

The 12-month change in Consumer Price Index (“CPI”) as of February 29, 2024 was 7.7%.

As of February 29, 2024, the year-over-year Producer Price Index (“PPI”) decreased by an estimated 5.4%, mainly due to decrease in prices of mining (23.8%).

As of March 18, 2024, the Fixed Term Deposit rate (“DTF”) was 10.9%.

The following table shows changes in the CPI and the PPI and average 90-day deposit rates for the periods indicated.

Inflation and Interest Rates

Period	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2023
January	13.3	16.2	13.9
February	13.3	13.1	14.4
March	13.3	7.1	13.3
April	12.8	3.7	12.5
May	12.4	(1.9)	12.6
June	12.1	(3.3)	13.0
July	11.8	(6.4)	13.6
August	11.4	(2.7)	13.7
September	11.0	(1.0)	13.1
October	10.5	(2.5)	13.1
November	10.1	(5.8)	12.8
December	9.3	(5.8)	12.6
2024
January	8.3	(5.5)	11.6
February	7.7	(5.4)	11.1

(1)	Percentage change over the previous 12 months at the end of each month indicated.

(2)	Average for each indicated month in 2023 and 2024, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

Foreign Exchange Rates and International Reserves

Exchange Rates

The following table shows the average and end-of-period peso/dollar exchange rates and the real exchange rate index for the dates and periods indicated.

Exchange Rates

Year	Average(1)	End-of- period	Real Exchange Rate Index(2)(3) Average
	(pesos per U.S. dollar)		(Avg. 2010=100)
2023
January	4,712.18	4,632.20	151.22
February	4,802.75	4,808.14	151.17
March	4,760.96	4,627.27	148.39
April	4,526.03	4,669.00	142.52
May	4,539.54	4,408.65	141.79
June	4,213.53	4,191.28	132.08
July	4,067.63	3,923.49	129.13
August	4,066.87	4,085.33	126.86
September	4,008.41	4,053.76	123.86
October	4,219.16	4,060.83	128.45
November	4,040.26	3,980.67	125.65
December	3,954.14	3,822.05	123.82
2024
January	3,920.20	3,925.60	123.83
February	3,931.85	3,933.56	123.13

(1)	Representative market rate as calculated by the Financial Superintendency.
(2)

Colombian Peso Real Exchange Rate Index “1”: Based on the producer price index for non-traditional goods in global trade. The real exchange rate index is calculated by adjusting the nominal exchange rate by the producer price index of Colombia’s trading partners and the domestic producer price index. Yearly data corresponds to December of each year. From May 2015, the Real Exchange Rate Index base is 2010. Producer price index figures used in calculating Colombian Peso Real Exchange Rate Index for 2015 use the new methodology described above.

(3)	The Real Exchange Rate Index figures for 2023 and 2024 are preliminary.

Source: Superintendencia Financiera, Banco de la República.

International Reserves

As of February 29, 2024, gross international reserves increased by U.S.$2,091.7 million to U.S.$59,480.3 million, compared to February 28, 2023.

As of March 18, 2024, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts over foreign exchange.

Public Sector Finance

General

In 2023, the Government paid Ps. 26.3 trillion to the FEPC for its 2022 deficit. This payment was made with: (i) the budget appropriation destined for the FEPC, (ii) surpluses from uncommitted appropriations from debt service and the operation of the Treasury, and (iii) dividend compensation from the Ecopetrol Group.

On November 4, 2023, the Government made the last adjustment to the prices of gasoline for 2023. Following that last adjustment the average price was set at Ps. 14,564 per gallon. See “Public Sector Finance-General” for more information about Government adjustments to the prices of liquid fuels.

In January 2024, the Government made another adjustment to the prices of liquid fuels setting the average price at Ps. 15,160 per gallon.

As of April 1, 2024, the Government had paid Ps. 7.8 trillion to the FEPC for its 2023 first quarter deficit.

Public Sector Accounts

In 2023, the Central Government deficit was 4.3% of GDP (compared to a deficit of 5.3% of GDP for 2022), revenues totaled Ps. 296,365 billion and expenditures totaled Ps. 363,347 billion.

2024 Budget

On September 13, 2023, the joint Senate and Chamber Economic Commissions approved the draft 2024 Budget in the first debate, without additions.

On October 18, 2023, Congress approved the 2024 Budget, which included total fiscal expenses of the Government amounting to Ps. 502.6 trillion or 29.6% of GDP. The 2024 Budget is 18.9% higher than the 2023 Budget (Ps. 422.8 trillion). The 2024 Budget is distributed as follows: operational costs Ps. 308.2 trillion (18.0% of GDP); debt service Ps. 94.5 trillion (5.6% of GDP); and investment Ps. 99.9 trillion (5.9% of GDP). The fiscal deficit for 2024 is projected to be 4.4% of GDP.

On December 15, 2023, Law 2342 for the 2024 Budget was signed by President Petro.

Public Sector Debt

As of February 29, 2024, Central Government gross debt totaled Ps. 892,367 billion, equivalent to 53.1% of GDP, of which internal debt totaled Ps. 577,611 billion (34.4% of GDP) and external debt totaled Ps. 314,755 billion (18.7% of GDP). As of December 31, 2023, net debt of the Central Government totaled Ps. 846,641 billion, equivalent to 53.8% of GDP, of which internal debt totaled Ps. 555,828 billion (35.3% of GDP) and external debt totaled Ps. 290,813 billion (18.5% of GDP).

On February 1, 2024, the financial plan for 2024 (the “2024 Financial Plan”) was published, under which the Government plans to issue up to Ps. 53.4 trillion in internal debt and Ps. 22.4 trillion in external debt for 2024. Of external sources, it is expected that around 55% will come from loans with multilateral and bilateral organizations, while the remaining 45% will be obtained from the international capital market. According to the 2024 Financial Plan, the Central Government deficit for 2024 is projected to be 5.3% of GDP, and the non-financial public sector deficit for 2024 is projected to be 3.2% of GDP.

On March 19, 2024, the Ministry of Finance submitted to Congress the request to increase the debt limit to U.S.$17.6 billion.

Public Sector Internal Debt

As of February 29, 2024, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 584.1 trillion, compared to Ps. 516.6 trillion as of February 28, 2023.

The following table shows the direct internal funded debt of the Central Government as of February 29, 2024, by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

(In millions of Ps.)

	As of February 28, 2023	As of February 29, 2024
	(In million Ps.)	(In million Ps.)
Treasury Bonds	Ps.441,071,205	Ps.498,909,379
Treasury Bonds (short term)	12,416,069	11,136,999
Pension Bonds	6,043,826	5,139,649
Peace Bonds	754	733
Constant Value Bonds	1,030,828	1,397,392
Others(1)	1,922,969	1,899,398
Security Bonds	0	0
Treasury notes	44,397,791	55,923,234
Solidarity notes	9,741,703	9,741,700

Total	516,625,146	584,148,484

Total may differ due to rounding.

(1)	Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance.

Public Sector External Debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type(1)

	As of February 28, 2023		As of February 29, 2024
	(In millions of U.S. dollars)
Central Government	U.S.$	77,773	U.S. $	79,899
Public Entities(2)
Guaranteed		1,372		1,456
Non-Guaranteed		25,094		28,792

Total External Funded Debt	U.S.$	104,240	U.S. $	110,148

(1)

Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of February 28, 2023, and February 29, 2024, respectively.

(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance.

On February 2, 2023, Colombia issued U.S.$2,200,000,000 aggregate principal amount of its 7.500% Global Bonds due 2034. Simultaneously, Colombia executed a tender offer for U.S.$394,309,000 and U.S.$122,655,000 of its 4.000% Global Bonds due 2024 and 8.125% Global Bonds due 2024, respectively.

On November 14, 2023, Colombia issued its first Global Social Bonds for U.S.$2,500,000,000. The aggregate principal amount was divided into two tranches: (i) U.S.$1,250,000,000 of its 8.000% Global Social Bond due 2035, and (ii) U.S.$1,250,000,000 of its 8.750% Global Social Bond due 2053, the proceeds of which were used to finance 2023 and pre-finance 2024 expenditures.

On December 7, 2023, Fitch Ratings, Inc. (“Fitch”) affirmed Colombia at ‘BB+’ Outlook Stable.

On January 18, 2024, S&P Global Ratings (“S&P”) affirmed Colombia’s BB+ foreign currency but revised the outlook from stable to negative mainly due to a perspective growth below expectations.

Public Sector External Funded Debt by Creditor(1)

	As of February 28, 2023		As of February 29, 2024
	(In millions of U.S. dollars)
Multilaterals	U.S. $	35,078	U.S. $	36,727
IDB		11,371		12,302
World Bank		15,068		15,706
Others		8,638		8,719
Commercial Banks		6,327		7,847
Export Credit Institutions		2,576		2,194
Bonds		54,821		57,972
Foreign Governments		5,438		5,408
Suppliers		0		0

Total	U.S. $	104,239	U.S. $	110,148

Total may differ due to rounding.

(1)

Provisional; subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of January 31, 2023, and January 31, 2024, respectively.

Source: Debt Registry Office Ministry of Finance.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•

constitute a further issuance of, and will form a single series with the outstanding U.S. $1,250,000,000 aggregate principal amount of Colombia’s 8.000% Global Bonds due 2035 that were previously issued on November 14, 2023, and will be fully fungible with the outstanding bonds;

•	be issued on April 8, 2024, in an initial aggregate principal amount of U.S. $650,000,000;

•	mature at par on November 14, 2035;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at 8.000% per year, accruing from November 14, 2023;

•

pay interest in U.S. dollars on May 14 and November 14 of each year. The first interest payment will be made on May 14, 2024. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on April 30 or October 31, as the case may be, preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “—Optional Redemption;” and

•	not be entitled to the benefit of any sinking fund.

The public offering price is 103.386%, and the resulting yield to worst (calculated on a semi-annual basis) is 7.550%. The yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to August 14, 2035 (three months prior to their maturity date) (the “Par Call Date”), Colombia may redeem the bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, Colombia may redeem the bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by Colombia in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Colombia after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Colombia shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Colombia shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Colombia shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Colombia shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Colombia’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of bonds to be redeemed. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the case of a partial redemption, selection of the global bonds for redemption will be made on a pro-rata basis as a “Pro Rata Pass-Through Distribution of Principal” in accordance with the applicable rules and procedures of the depositary, or in the case of certificated bonds, any other method in accordance with the policies and procedures of the trustee. No bonds of a principal amount of U.S.$200,000 or less will be redeemed in part. If any bond is to be redeemed in part only, the notice of redemption that relates to the bond will state the portion of the principal amount of the bond to be redeemed. A new bond in a principal amount equal to the unredeemed portion of the bond will be issued in the name of the holder of the bond upon surrender for cancellation of the original bond. For so long as the bonds are held by DTC (or another depositary), the redemption of the bonds shall be done in accordance with the policies and procedures of the depositary.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds or portions thereof called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent.

Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agent and Transfer Agent

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. You can contact the paying agent and transfer agent at the addresses listed on the inside back cover of this prospectus supplement. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, registrar, paying agent and transfer agent, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by Colombia or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Notices

All notices to the holders, while the bonds are in book-entry form, will be sent to the depositary or its nominee, as a holder thereof, and the depositary will communicate such notices to its participants in accordance with its standard rules. All notices, while the bonds are in definitive, certificate form, will be mailed to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.luxse.com. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.luxse.com is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream’s ability to take actions as a holder under the bonds or the indenture will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the bonds represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Colombia may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Colombia and to the trustee an indemnity under which it will agree to pay Colombia, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Colombia and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Colombia issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any transfer agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Colombia will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Colombia may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogotá D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) as amended by Articles 80, 81 and 87 of Law 2080 of 2021; (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso), and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States Federal Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond acquired at the issue price pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.

This discussion deals only with beneficial owners that hold a bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances.

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

In certain circumstances (see “Description of the Bonds—Optional Redemption”), the Republic may be obligated to pay additional amounts to optionally redeem the bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the bonds have an issue price that does not exceed the stated principal amount of the bonds, then the foregoing potential obligation to pay certain additional amounts generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. The Republic intends to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. The Republic’s position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

Deemed Taxable Exchange

A change made to the terms of the bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified bond differs materially either in kind or extent from the original bond (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the bond after the Significant Modification and the holder’s tax basis in such bond before the Significant Modification. A modification of a bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus for more information about potential amendments of certain key terms of the bonds.

Qualified Reopening

For U.S. federal income tax purposes, the Republic intends to treat the bonds as being issued in a “qualified reopening” of the outstanding 8.000% bonds due November 14, 2035 that were previously issued on November 14, 2023. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the bonds will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 8.000% bonds due November 14, 2035 that were previously issued on November 14, 2023, for U.S. federal income tax purposes. Under the qualified reopening rules, because the outstanding 8.000% bonds due November 14, 2035 that were previously issued on November 14, 2023 were not issued with more than de minimis “original issue discount” for U.S. federal income tax purposes, the bonds also do not have more than de minimis original issue discount.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Pre-issuance Accrued Interest. A portion of the first stated interest payment on the bonds equal to the pre-issuance accrued interest on the bonds when they are issued (such amount is hereinafter referred to as “pre-isuance accrued interest”) will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the bond, but will reduce your adjusted tax basis in the bond by such amount.

Payments of Interest. Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on the bond will not be includable in your income to the extent that it reflects pre-issuance accrued interest (if any), but will instead reduce your adjusted tax basis in your bond.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

Bonds Purchased at a Premium. You will be treated as having purchased a bond with “amortizable bond premium” equal to the excess of your purchase price for the bond over the principal amount of the bond (after excluding the portion attributable to any pre-issuance accrued interest). You may elect to amortize such bond premium using a constant-yield method over the remaining term of the bond. However, because the bonds may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that you may amortize with respect to the bonds.

If you make the election (or are already subject to a prior election), you would reduce the amount required to be included in your income each accrual period with respect to interest on your bond by the amount of amortizable bond premium allocable to that accrual period, based on your bond’s yield to maturity. Furthermore, if you elect to amortize bond premium you must reduce your tax basis in your bond by the amount amortized as such amount is amortized. If you do not elect to amortize bond premium, the amount of the premium will decrease the amount of capital gain or increase the amount of capital loss that you otherwise would recognize on a sale or other taxable disposition of the bond.

Any election to amortize bond premium applies to all taxable debt instruments (other than debt instruments the interest on which is excludible from gross income) held by you at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with consent of the IRS. You should consult your tax advisor before making the election and regarding the calculation and amortization of any bond premium on the bonds.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, generally will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in the bond generally will equal the amount that you paid for the bond decreased (but not below zero) by (i) any bond premium amortized with respect to such bond and (ii) any amount attributable to pre-issuance accrued interest that you have received with respect to such bond.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. Persons (which includes the bonds) that are not held in accounts maintained by financial institutions. Failure to file information reports may subject you to penalties. In addition, the statute of limitations for assessment of tax would be suspended in whole or part. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a bond unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures in order to prove your exemption. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of April 3, 2024, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount of Bonds
Deutsche Bank Securities Inc.	U.S. $	325,000,000
Santander US Capital Markets LLC	U.S. $	325,000,000

Total	U.S. $	650,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. Deutsche Bank Securities Inc. is located at 1 Columbus Circle, New York, New York 10019 and Santander US Capital Markets LLC is located at 437 Madison Avenue, 10th Floor New York, New York 10022. The underwriters may also offer and sell bonds through certain of their affiliates.

It is expected that delivery of the bonds will be made through the facilities of DTC on or about April 8, 2024, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds prior to the second business day before the settlement date will be required, by virtue of the fact that the bonds initially will settle on a delayed basis, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.120% of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of 0.80% of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. Certain underwriters or their affiliates, as part of routine market-making activity in respect of Colombia’s debt securities or any other exposure they may have to Colombian sovereign credit risk, may hedge such exposure consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by purchasing credit default swaps or creating short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement, which are as follows:

Canada

The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the offer of the bonds is conducted pursuant to an exemption from the requirement that Canadian investors be provided with certain underwriter conflicts of interest disclosure that would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Chile

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012 (“RULE 336”), ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”), THE BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1. DATE OF COMMENCEMENT OF THE OFFER: APRIL 3, 2024. THE OFFER OF THE BONDS IS SUBJECT TO RULE 336.

2. THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3. SINCE THE BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE BONDS IN CHILE; AND

4. THE BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

Colombia

The bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. This prospectus supplement does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

European Economic Area (EEA)

Prohibition of Sales to EEA Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

Hong Kong

Each underwriter represents, warrants and agrees that the bonds have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the bonds has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c) of Regulation EU 2017/1129.

The bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Consob Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

The bonds may not be offered to the public in Luxembourg, except in the following circumstances:

(a) in the period beginning on the date of publication of a prospectus in relation to those bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council on prospectuses to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”) and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

(b) at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

(c) an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or

(d) at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 1 (4) of the Prospectus Regulation (a “private placement”).

For the purposes of this provision, the expression an offer of bonds to the public in relation to any bonds in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase the bonds, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Mexico

The bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus supplement is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

Peru

The bonds and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the bonds and therefore, the disclosure obligations set forth therein will not be applicable to the Republic or the sellers of the bonds before or after their acquisition by prospective investors. The bonds and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator) (the “SMV”) nor have they been registered with the SMV’s Securities Market Public Registry (Registro Público del Mercado de Valores). Accordingly, the bonds cannot be offered or sold in Peru except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.

Singapore

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B of the Securities and Futures Act 2001 of Singapore:

The bonds are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore, and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Spain

The bonds may not be offered, sold or distributed, nor may any subsequent resale of the bonds be carried out in Spain except in circumstances which do not require the registration of a prospectus in Spain or without complying with all legal and regulatory requirements under (i) the Spanish Securities Markets Act, Law 6/2023 on the Securities Market and Investment Services, dated March 17 (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión), the (ii) EU Prospectus Regulation 2017/1129, dated June 14, of the European Parliament and of the Council, and (iii) supplemental rules enacted thereunder.

The bonds may only be offered in Spain by entities authorized under the Spanish Securities Markets Act and Royal Decree 813/2023, of November 8, on the legal regime applicable to investment services companies and other entities that provide investment services (Real Decreto 813/2023, de 8 de noviembre, sobre el régimen jurídico de las empresas de servicios de inversión y de las demás entidades que prestan servicios de inversión) to provide investment services in Spain and in accordance with the provisions thereunder.

Offers of bonds in Spain shall only be directed specifically at, or made to, professional clients and eligible counterparties, as defined in articles 194 and 196 of the Spanish Securities Market Act, respectively.

None of the bonds, this offering or this prospectus supplement and its contents have been approved or registered with the Spanish Securities Commission (Comisión Nacional del Mercado de Valores).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the bonds.

The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the bonds to trading on any trading venue (exchange or multilateral trading facility in Switzerland. Neither this prospectus supplement, nor any other offering or marketing material relating to the bonds constitutes a prospectus pursuant to the FinSa, and neither this prospectus supplement nor any other offering or marketing material relating to the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

The United Arab Emirates

The bonds have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ( the “FSMA”)) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

Prohibition of Sales to UK Retail Investors—Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision;

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive 2016/97/EU, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Article 16 (c) and (h) of Law 31 of 1992, the relevant portions of Law 80 of October 28, 1993, Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995 which were not repealed or amended by Law 533 of November 11, 1999, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Law 2073 of December 31, 2020, Decree 1068 of May 26, 2015, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on June 14, 2023, CONPES document No. 4108 DNP, MINHACIENDA, dated November 22, 2022, and Resolution No. 758 dated as of April 3, 2024 of the Ministry of Finance and Public Credit.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg listing agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg listing agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg listing agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.luxse.com.

Authorization

As of April 3, 2024, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream. The securities codes are:

CUSIP	ISIN	Common Code
195325EL5	US195325EL56	272002410

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 A No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia Abogados S.A.S. and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Andrés Mejía Pizano, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

LEI Code

The Republic of Colombia’s LEI code is 549300MHDRBVRF6B9117.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $12,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April 15, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $12,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices, a global or regional pandemic, and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has previously filed or will file the indenture (which may be supplemented from time to time), any supplements thereto and the form of debt securities with the SEC and will also file copies of these documents at the office of the trustee.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;
•	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any special U.S. federal income tax considerations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•	the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•	that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•	liens created before the date of the indenture, including renewals or refinancing of those liens; provided, however, that any renewal or refinancing of any of those liens secures only the renewal or extension of the original secured financing;

•	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•	liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens existing on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•	liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.

Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.

Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.

Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.

Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.

Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default), together with interest on such amounts through the date of the deposit, as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments – Collective Action Clause

The debt securities will contain “collective action clauses,” which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee, and the trustee will notify the holders, of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification;”

•	change the definition of “uniformly applicable” or “reserve matter modification;”

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Colombia’s option.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Colombia’s economic and financial circumstances, that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•	if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not

Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities;”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•	the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above. Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso) and Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in

Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The following discussion does not describe any material U.S. federal income tax consequences attributable to investing in warrants. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated by the U.S. Department of the Treasury under the Code (the “Treasury Regulations”), published rulings and judicial decisions interpreting the Code as of the date that this prospectus was issued. These laws and authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. This discussion does not cover any U.S. state or local, or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the debt securities.

This discussion deals only with holders that (i) hold a debt security as a capital asset for U.S. federal income tax purposes (generally, property held for investment), (ii) were initial purchasers of that debt security, and (iii) acquired the debt security at its issue price. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding debt securities through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences to you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

Any special material U.S. federal income tax consequences not otherwise discussed herein, that are applicable to any particular issued debt securities, or that are applicable to any particular issued warrants, will be discussed in the applicable prospectus supplement, as necessary.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute “foreign source income” and will, depending on your circumstances, be categorized as “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under U.S. federal income tax laws.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons,

(ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a debt security unless:

1.	that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the U.S. branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a 30% percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a debt security to you if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for U.S. federal income tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name(s) and address(es) of any underwriters

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold  & Porter Kaye Scholer LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2019 filed with the SEC on September 24, 2020 (SEC File No. 033-73840);

•	All amendments on Form 18-K/A to the 2019 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2019 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone: 57-1-381-2802/57-1-381-2156

Facsimile: 57-1-381-2801/57-1-381-2102

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público Dirección

General de Crédito Público y Tesoro Nacional Carrera 8,

No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

LISTING AGENT

Banque International á Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter Kaye Scholer LLP	Legal Affairs Group
250 West 55th Street	Ministerio de Hacienda y Crédito Público
New York, New York 10019	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 Bis No. 4-41
New York, New York 10004	Bogotá D.C., Colombia